Exhibit 10.7
FORM OF SHARED SERVICES AGREEMENT
between
EQUAGEN, LLC
and
ENTERGY OPERATIONS, INC.
Dated as of ________________, 2008

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EXHIBITS

A-	Technical Services
B-	Support Services Management Functions and Organizational Chart
C-	Decision Matrix
D-	Calculation of Charges
E-	Wire Transfer Instructions
F-	Demobilization Costs
G-	Applicable EquaGen Policies
H-	Applicable EOI Policies

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SHARED SERVICES AGREEMENT
     This agreement, made as of ___, 2008 (this “Agreement”), by and between EquaGen, LLC, a Delaware limited liability company (“EquaGen”), and Entergy Operations, Inc., a ___ corporation (“EOI,” each of EquaGen and EOI, a “Party,” and together, the “Parties”).
R E C I T A L S:
     WHEREAS, EquaGen directly and indirectly employs individuals experienced in nuclear power plant operations and management and desires to provide management and technical services to EOI as provided further in this Agreement;
     WHEREAS, EOI operates nuclear generating facilities owned in whole or in part by its Regulated Affiliates (as defined below) and desires to receive management and technical services provided by EquaGen;
     WHEREAS, each of EquaGen and EOI desires to provide Field and Maintenance Services (as defined below) to the other from time to time; and
     WHEREAS, the employees of EquaGen are, and are intended to be, solely and exclusively the employees of EquaGen and the employees of EOI are, and are intended to be, solely and exclusively the employees of EOI.
     WHEREAS, pursuant to settlement agreements between Entergy Corporation or its subsidiaries and state and municipal regulatory bodies having jurisdiction over the traditional utility subsidiaries of Entergy Corporation, including (i) the “LPSC Staff Stipulation” dated April 30, 2008 between Entergy Louisiana, LLC, Entergy Gulf States Louisiana, L.L.C. and the Louisiana Public Service Commission, (ii) the “Settlement Agreement Applicable to Entergy’s Nonregulated Investments” dated March 19, 1998 between Entergy Corporation and the Council for the City of New Orleans; (iii) the “Affiliate Interest Conditions” dated ___, ___ 1993 between Entergy Corporation and the Louisiana Public Service Commission; and (iv) the “Settlement Agreement” dated October 27, 1992 between Entergy Corporation, the Arkansas Public Service Commission, the Mississippi Public Service Commission, and the Council for the City of New Orleans (such settlement agreements collectively the “State and Municipal Settlements”), EOI and EquaGen, as wholly or partially-owned subsidiaries of Entergy Corporation, are required to observe certain pricing rules for the sale of services between themselves;
     WHEREAS, EOI and EquaGen are required to observe certain pricing rules for the sale of services between themselves pursuant to undertakings in Federal Energy Regulatory

Commission (“FERC”) Docket No. EC08-46-000 and applicable FERC policies (such undertakings and policies collectively the “FERC Requirements”);
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
DEFINITION OF TERMS
     The following terms, when used in this Agreement, shall have the meanings indicated below:
     1.1. “Applicable EquaGen Policies” means (i) EquaGen’s codes of conduct for non-employees; (ii) certain rules and policies of a general corporate nature; and (iii) certain rules and policies relating to the operation of nuclear generating facilities for which EquaGen provides services, all as set out in Exhibit G, together with (iv) specific site level procedures relating to the operation of each nuclear generating facility for which EquaGen provides services. Items (i), (ii) and (iii) of the previous sentence as set out in Exhibit G may be modified by EquaGen from time to time, and EquaGen shall give EOI notice of any such modifications as soon as practicable thereafter. Item (iv) may be modified by EquaGen from time to time, and EquaGen shall give notice of specific site level procedures to EOI Field Personnel relevant to the provision of Field and Maintenance Services by such personnel.
     1.2. “Applicable EOI Policies” means (i) the Entergy System Code of Conduct for Nonemployees and other applicable nonemployee policies; (ii) certain rules and policies of a general corporate nature; and (iii) certain rules and policies relating to the Facilities, all as set out in Exhibit H. Items (i) and (ii) of the previous sentence as set out in Exhibit H may be modified by EOI from time to time, and EOI shall give EquaGen notice of any such modifications as soon as practicable thereafter. Item (iii) shall only be modified by mutual agreement of the Parties.
     1.3. “Applicable Laws” means all laws, rules, regulations, codes, injunctions, judgments, orders, decrees, rulings, constitutions, ordinances, common laws, or treaties of any federal, state or local government, or any subdivision or regulatory body or agency thereof, or any court, having jurisdiction over, or application to, either of the Parties, or any of the Facilities, or the ownership, operation or maintenance of any of the Facilities, or any acts or transactions contemplated, undertaken or performed in connection with any aspect of this Agreement.
     1.4. “Applicable Permits” means the Operating Licenses, and all other licenses, permits, approvals, exemptions, orders or authorizations of, and all filings, registrations, or qualifications with, any federal, state or local government, or any subdivision or regulatory body or agency thereof, or any court, having jurisdiction over, or application to, either of the Parties, or any of the Facilities, or the ownership, operation or maintenance of any of the Facilities, or any acts or transactions contemplated, undertaken or performed in connection with any aspect of this Agreement.

     1.5. “Contract Nuclear Officer” refers to any individual as mutually agreed by the Parties to be provided by EquaGen from time to time and who is approved in advance by EOI to fill the position of Chief Nuclear Officer of EOI, in accordance with Section 2.3, and to perform Support Services for EOI pursuant to this Agreement. The Contract Nuclear Officer shall be and remain an employee of EquaGen and will not become or be deemed to be an employee of EOI. The Contract Nuclear Officer will perform Support Services for EOI, subject to the overall direction, ultimate control and approval of EOI, as further provided in this Agreement.
     1.6. “Chief Nuclear Officer” is defined in Section 2.3(a).
     1.7. “ENOI Field Personnel” means individuals provided by EquaGen or a wholly-owned subsidiary who perform Field and Maintenance Services for EOI on behalf of EquaGen pursuant to this Agreement. ENOI bargaining unit employees will not be ENOI Field Personnel or perform any services for EOI or be directed, supervised, disciplined or managed by employees of EOI, except to the extent that EOI or ENOI has negotiated, and complied with, understandings or agreements with the relevant unions concerning ENOI bargaining unit employees acting as ENOI Field Personnel.
     1.8. “ENOI” means ENOI, LLC, a Delaware corporation and wholly-owned, direct subsidiary of EquaGen.
     1.9. “Entergy” means Entergy Corporation, a Delaware corporation.
     1.10. “Entergy Group” shall have the meaning given to it in the Separation Agreement.
     1.11. “EOI Board” means the Board of Directors of EOI.
     1.12. “EOI CEO” is defined in Section 2.1(b).
     1.13. “EOI Field Personnel” means individuals provided by EOI who perform Field and Maintenance Services for EquaGen on behalf of EOI pursuant to this Agreement. EOI bargaining unit employees will not be EOI Field Personnel or perform any services for EquaGen, ENOI or any third party to whom EquaGen provides services or be directed, supervised, disciplined or managed by employees of EquaGen, ENOI or a third party to whom EquaGen provides services, except to the extent that EOI or ENOI has negotiated, and complied with, understandings or agreements with the relevant unions concerning EOI bargaining unit employees acting as EOI Field Personnel.
     1.14. “Facility” means any of (i) the Grand Gulf Nuclear Station located in Port Gibson, Mississippi; Arkansas Nuclear One Unit 1 located in Russellville, Arkansas; Arkansas Nuclear One Unit 2 located in Russellville, Arkansas; River Bend Nuclear Power Station located in St. Francisville, Louisiana; and Waterford Steam Electric Station Unit 3 located in Taft, Louisiana, each of which is wholly or partly owned by a subsidiary of Entergy and operated by EOI pursuant to an NRC operating license; and (ii) any other nuclear generating facility owned in whole or in part by subsidiaries of Entergy in the future and with respect to which EOI is the NRC licensed operator.
     1.15. “FICA” means the Federal Insurance Contribution Act.

     1.16. “Field and Maintenance Services” means services provided by plant level personnel (including bargaining unit employees) of a Party (or one of its wholly-owned subsidiaries) to the other Party that do not constitute Support Services.
     1.17. “Good Utility Practices” means any of the practices, methods and acts engaged in or approved by a significant proportion of the nuclear power plant industry at the time of the reference, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with reliability, safety and expedition. Good Utility Practices shall apply not only to functional parts of the nuclear generating facility in question, but also to appropriate structures, landscaping, signs, lighting and other facilities. Good Utility Practices are not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of prudent and acceptable practices, methods or acts.
     1.18. “Governmental Authority” means any United States federal, state or local government, or governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
     1.19. “INPO” means the Institute of Nuclear Power Operations.
     1.20. “Joint Venture Group” shall have the meaning given to it in the Separation Agreement.
     1.21. “Management Services” means management services for the oversight and direction of EOI’s business, including the integration and implementation of the Technical Services provided pursuant to this Agreement.
     1.22. “NRC” means the United States Nuclear Regulatory Commission or its successor having responsibility for administration of the licensing and regulation of the operation of nuclear utilization facilities under the Atomic Energy Act of 1954 and any amendments thereto.
     1.23. “Operating License” means (i) any of the Facility Operating Licenses Numbered ___ for the Facilities and amendments thereto as may be issued from time to time by the NRC; and (ii) any operating license issued by the NRC with respect to any Facility not in existence as of the date of this Agreement.
     1.24. “Other Management Personnel” means individuals other than the Contract Nuclear Officer to be provided by EquaGen from time to time to perform managerial functions involved in the provision of Management Services and Technical Services to EOI pursuant to this Agreement. “Other Management Personnel” shall not include any bargaining unit employees of EquaGen or any of its subsidiaries or contractors. Other Management Personnel will perform Support Services for EOI, subject to the overall direction, ultimate control and approval of EOI, as further provided in this Agreement.
     1.25. “Owner” means the Entergy Group excluding any member of the Joint Venture Group.

     1.26. “Regulated Affiliates” means any direct or indirect wholly-owned subsidiary of Entergy that now or in the future has a direct ownership interest in a Facility.
     1.27. “Separation Agreement” means the Separation and Distribution Agreement by and between Entergy and Enexus Energy Corporation, dated as of __________, 2008, as amended or otherwise modified from time to time.
     1.28. “Support Personnel” means the Contract Nuclear Officers, the Other Management Personnel and the Technical Personnel. “Support Personnel” shall not include any bargaining unit employees of EquaGen or any of its subsidiaries or contractors.
     1.29. “Support Services” means (i) Management Services, and (ii) Technical Services, each as further authorized and limited in accordance with ARTICLE 2 and the other provisions of the Agreement.
     1.30. “Technical Personnel” means individuals other than the Contract Nuclear Officer and Other Management Personnel to be provided by EquaGen from time to time to perform Technical Services for EOI pursuant to this Agreement. “Technical Personnel” shall not include any bargaining unit employees of EquaGen or any of its subsidiaries or contractors.
     1.31. “Technical Services” means services in the areas of (i) Business Development, (ii) Licensing, (iii) Emergency Planning, (iv) Operations Support (training, outage and work management, and nuclear support), (v) Oversight, (vi) Engineering, and (vii) Planning and Innovation, as further specified in Exhibit A to this Agreement.
     1.32. “Transition Period” means the six-month period after the delivery of a notice of termination for cause, a notice of termination for convenience or a notice of termination following a governmental or judicial act, as applicable.
     1.33. “Utility Commission” shall have the meaning ascribed to it in Section 6.3.
     1.34. “Willful Misconduct or Gross Negligence” means any act or omission that is authorized, undertaken or omitted with an intention that such act or omission will result in, or that is authorized, undertaken or omitted consciously with prior actual knowledge that such act or omission is likely to result in, or that is authorized, undertaken or omitted with reckless disregard of facts or law indicating that such act or omission is likely to result in, actionable damages, or other actionable equitable or legal remedies, or injury to any person or property, or material violation or material failure to fulfill the requirements of any Applicable Laws, Applicable Permits, Applicable EOI Policies, or any EOI contract, including this Agreement.
     The Parties agree that any acts or omissions of EquaGen that are authorized, directed or controlled by EOI in a situation where EOI has actual knowledge of the likelihood of injury, damage, or violation of Applicable Laws, Applicable EOI Policies, Applicable Permits or EOI contracts resulting from such acts or omissions will not be asserted by EOI as constituting Willful Misconduct or Gross Negligence of EquaGen. Likewise, authorizations or acts or omissions by EOI taken in reliance on advice provided by EquaGen or Support Personnel will not be asserted by EquaGen as constituting Willful Misconduct or Gross Negligence of EOI.

ARTICLE 2
SCOPE OF SUPPORT SERVICES
          2.1 General.
               (a) EquaGen agrees to provide the Support Services to EOI through the Support Personnel.
               (b) EquaGen agrees that it shall perform the Support Services in a professional, diligent, timely and thorough manner consistent with Good Utility Practices, all Applicable Laws, Applicable Permits (including, without limitation, the Operating Licenses) and Applicable EOI Policies. The Contract Nuclear Officer provided pursuant to Section 2.3 shall meet, as requested, with the chief executive officer of EOI (“EOI CEO”) (or his or her designee), with respect to the performance of the Support Services and the operation of the Facilities. The frequency and timing of such meetings and reports shall be at the discretion of EOI.
          2.2 Restrictions on EquaGen’s Delegated Obligations and Authority.
     EOI as licensed operator of the Facilities shall retain the ultimate continuing responsibility, authority and control over operations and activities of the Facilities. All licensed control room operators for the Facilities shall be employees of EOI. Under no circumstances shall EquaGen or the Support Personnel have authority to undertake any of the following actions for or on behalf of EOI or with respect to the Facilities, as to which (in addition to the matters identified in Section 2.6 hereof) EOI retains exclusive, non-delegable authority:
               (a) Incurring indebtedness for borrowed money;
               (b) Pledging, mortgaging or otherwise encumbering any of the assets of EOI;
               (c) Incurring any obligations or making any capital or operating expenditures other than such as are authorized pursuant to budgets approved by EOI and which expenditures EOI has authorized in writing such personnel to incur and which are incurred consistent with Applicable EOI Policies;
               (d) Making any change in EOI’s employment or severance policies and practices, except as approved in advance by the EOI Board;

               (e) Negotiating labor agreements with EOI bargaining unit representatives;
               (f) Setting EOI’s labor relations policies, establishing or being involved in the day-to-day enforcement of work rules or standards of conduct for EOI’s bargaining unit employees; hiring, firing, adjusting of grievances, discipline, supervision, direction, staffing levels, setting employment terms or organizational structure for EOI bargaining unit employees; determining or controlling compensation or work hours for EOI’s bargaining unit employees, other than general observations or recommendations about a department’s overall performance, safety, or cost efficiency; and directing or controlling the day-to-day training, oversight or management of EOI bargaining unit employees;
               (g) Directing or controlling EOI’s labor relations, labor negotiations, labor policies and labor-related decisions and actions; participating in bargaining; speaking to union representatives on EOI’s behalf (or representing that they are doing so);
               (h) Making any formal or informal statements, representations or commitments regarding EOI labor relations matters;
               (i) Performing any job functions, work or tasks contrary to any applicable collective bargaining agreement;
               (j) Taking any action purporting to modify any Applicable EOI Policies;
               (k) Releasing any material claims of EOI or waiving or otherwise impairing any material contractual or other legal rights benefiting EOI;
               (l) Initiating any material legal or administrative proceedings on behalf of EOI in absence of prior approval by EOI;
               (m) Taking any action that would constitute a breach or a default under any agreement, law or regulation to which EOI is a party or by which it or any of its assets is bound;
               (n) Entering into any agreement or taking any other actions that would materially restrict the manner in which EOI conducts, or may in the future conduct, its business;

               (o) Defining the economic life of a Facility or deciding to shut down a Facility for economic reasons;
               (p) Entering into any agreement or activity relating to the brokering, marketing, dispatch, sale or pricing of capacity or energy of a Facility;
               (q) Engaging in any activity not directly pertaining to operation of the Facilities or not within the scope of Support Services or Field and Maintenance Services authorized pursuant to this Agreement;
               (r) Engaging in any activity that would trigger the need for a transfer of the Operating License for a Facility;
               (s) Engaging in any activity imposed on EOI as the employer of EOI’s employees, including without limitation, administration of EOI employee benefit plans and employer disclosure, filing, reporting, withholding or other legal obligations associated with EOI’s employment of its employees; and
               (t) Exercising any duties or responsibilities that may not legally be delegated by EOI pursuant to any existing or future laws applicable to EOI.
          2.3 Contract Nuclear Officers, Other Management Personnel and Technical Personnel.
               (a) As part of the furnishing of Support Services, EquaGen shall provide a Contract Nuclear Officer, who shall serve as the chief nuclear officer of EOI (“Chief Nuclear Officer”). The Contract Nuclear Officer (including any replacement thereof) (i) shall be subject to prior approval by and shall serve at the discretion of the EOI Board; and (ii) shall report to and be subject to the direction of the EOI CEO. As part of the Support Services EquaGen shall also provide EOI with (i) Other Management Personnel to perform the management functions indicated in Exhibit B and (ii) Technical Personnel as necessary to perform the Technical Services.
               (b) In the event that Other Management Personnel performing management functions identified in Exhibit B cease to provide Support Services as a result of death, disability, retirement, resignation or removal by EquaGen in its discretion, EquaGen shall promptly provide replacement Other Management Personnel to perform such management functions. EOI shall have the right to require EquaGen to remove Other Management Personnel from their positions for unsatisfactory performance or unauthorized conduct, but shall have no authority to terminate the status of such persons as employees of EquaGen or its contractors.

               (c) In the event of a Contract Nuclear Officer’s death, disability, retirement, resignation or removal, EquaGen shall promptly exercise reasonable good faith efforts to locate and provide to EOI a replacement that is mutually agreeable to EOI and EquaGen. The EOI Board shall have the right in its discretion to require the removal and replacement of the Contract Nuclear Officer by EquaGen. EquaGen shall not be entitled to remove and replace the Contract Nuclear Officer without the consent of EOI (which consent shall not be unreasonably withheld) unless EquaGen terminates its (and each of its affiliates’) employment relationship with the affected individual. In the event of such termination by EquaGen any relocation and severance costs for such individual and the costs of finding a new Contract Nuclear Officer shall be for the account of EquaGen and shall not be reimbursed by EOI. In the event of the death, disability, resignation or removal of a Contract Nuclear Officer by the EOI Board, any resulting relocation and severance costs and the costs of finding a new Contract Nuclear Officer shall be paid one half by EOI and one half by EquaGen.
               (d) EquaGen (or its contractors or subsidiaries with respect to Support Personnel who are not employees of EquaGen), and not EOI, shall be solely responsible and liable for: (i) payment of wages or salary or other compensation for Support Personnel, (ii) as applicable, withholding and payment of federal, state and local individual income taxes, FICA, and other taxes and applicable amounts with respect to any payment made to such Support Personnel and (iii) providing to Support Personnel, as applicable, all pension, welfare and other employment-related benefits. At no time during the performance of this Agreement shall any Support Personnel be an employee of EOI; nor shall any such individual or entity be eligible to receive any employee compensation or employment-related benefits that EOI or any parent company may offer or sponsor. Notwithstanding other provisions of this Agreement, and solely for purposes of providing statutory immunity from tort suit under La. R.S. 23:1061, it is the Parties’ intention that Support Personnel shall have status as statutory employees of EOI or similar designation under applicable state law as necessary to reduce exposure of EOI to general tort and other liability, while the Support Personnel are working at, or performing work in support of, the Facilities. For all other purposes, the parties intend that EquaGen (or its contractors or subsidiaries with respect to Support Personnel who are not employees of EquaGen) shall be the sole employer of all Support Personnel working at, or in support of, the Facilities. EOI will have no employment relationship with such employees.
               (e) EquaGen agrees that in setting compensation for the Support Personnel it shall include performance incentives for the safe, reliable and efficient operation of the Facilities; provided that such incentives shall not prevent the provision of incentives by EquaGen with respect to nuclear generating facilities owned by Enexus Energy Corporation (“Enexus”) and third parties. EquaGen shall on an annual basis seek and reasonably consider the input of EOI in setting the performance metrics for the Facilities upon which incentive compensation of Support Personnel is to be based.

               (f) In providing Support Services the Contract Nuclear Officer and other Support Personnel shall direct the employees of EOI and its contractors in accordance with the organizational chart set out in Exhibit B and may be subject to direction by other employees of EOI as provided on such chart.
          2.4 Compliance and Qualifications.
     In connection with the business of EOI and the Facilities, EquaGen shall cause all Support Personnel provided hereunder to bring to bear his or her full experience and expertise in the performance of his or her duties and to comply with Applicable EOI Policies, including without limitation procedures applicable to personnel granted unescorted access to the Facilities. However, no Support Personnel shall be required to comply with Applicable EOI Policies that are inconsistent with Applicable Laws or Applicable Permits. Any perceived conflict between an Applicable EOI Policy and an Applicable Law or Applicable Permit by a member of the Support Personnel shall be promptly reported to EOI. Support Personnel providing services under this Agreement shall all be qualified and capable of performing their duties consistent with Good Utility Practices, Applicable Laws and Applicable Permits. Such personnel also shall meet all applicable Operating License, technical specifications, and other applicable regulatory requirements and commitments.
          2.5 Owner and Operator.
     EOI (or any successor entity) is and shall at all times during the term of this Agreement remain the sole licensed operator of the Facilities, shall retain ultimate control over Facility operations, and shall hold the Operating Licenses. Nothing in this Agreement shall be interpreted as accomplishing a transfer of the Operating Licenses to EquaGen.
          2.6 Delegated Functions.
     It is agreed that duties delegated to the Support Personnel shall not include any participation in decisions or the making of recommendations to EOI regarding matters unrelated to operation of the Facilities. In recognition of EOI’s role as the operating licensee for the Facilities, the Parties agree upon the following specific delegations and reporting and consent procedures with respect to operation of the Facilities that are designed to allow urgent decisions to be made on a timely basis and without invoking the license transfer provisions of 10 C.F.R. 50.80:
               (a) EOI hereby delegates authority for direct communication with the NRC, INPO and other nuclear industry bodies on behalf of the Facilities and delegates day-to-day operational authority with respect to the Facilities to the Chief Nuclear Officer to be supplied as a Contract Nuclear Officer hereunder. The Contract Nuclear Officer and Other Management Personnel shall be empowered to bind EOI in accordance with the decision matrix set out in Exhibit C to the Agreement.

               (b) The Contract Nuclear Officer and Other Management Personnel shall have the authority to remove subordinate EOI employees and contractors from their functional positions within the EOI business structure for unsatisfactory performance or unauthorized conduct, but shall have no authority to terminate the status of such persons as employees of EOI or its contractors. Notwithstanding the previous sentence, no Support Personnel will be permitted to terminate or discipline EOI bargaining unit employees from their functional positions or otherwise affect the employment status and employment terms and conditions of EOI bargaining unit employees. Terminating, disciplining and evaluating EOI bargaining unit employees in their functional positions will be under the exclusive purview of EOI.
               (c) Notwithstanding anything to the contrary herein and in addition to the general restrictions set forth in Section 2.2, in order to assure that EOI, as the NRC license holder, retains ultimate decision making authority for the Facilities, prior approval (either orally or in writing) by the EOI CEO or other EOI designee employed by Entergy Corporation or one of its wholly-owned subsidiaries must be obtained for the following actions:
     (i) Changing non-bargaining unit staffing levels, employment terms or organizational changes for licensed Facility personnel or positions required by the Facility’s technical specifications. As provided elsewhere in this Agreement, Support Personnel shall play no role in effecting changes to EOI bargaining unit staffing levels, employment terms or organizational structure;
     (ii) Facility start-up;
     (iii) Deferral of repairs on Facility safety-related equipment beyond the first practical opportunity;
     (iv) Planned outage scheduling and decisions to shut down or continue operations for repairs required for reasons other than safety;
     (v) Changes to established quality assurance (“QA”) policies, programs or goals or implementation of a QA program for the Facilities that is different from that approved in advance by EOI;
     (vi) Making any changes to design control, emergency preparedness plans or procedures for the Facilities;

     (vii) Final determination as to when 10 C.F.R 50.59 approval is required or 10 C.F.R. 50.72 reports or licensee event reports should be made;
     (viii) Changes to the Operating Licenses;
     (ix) Modifications to the security plan, emergency plan or responses to NRC orders regarding security; and
     (x) Communication of any change in position regarding plant material condition or license extension.
          2.7 Non-Exclusivity.
     Nothing in this Agreement shall prevent the Contract Nuclear Officer and other Support Personnel provided by EquaGen from simultaneously serving as officers or managers of EquaGen, its wholly-owned subsidiaries, or third party owners or operators of nuclear generating facilities or from performing work for such companies; provided that the holding of such positions and performance of such work does not result in a diminution of the quality of Support Services to be provided pursuant to this Agreement; and provided further that EOI is not charged for time spent by the Support Personnel on such other matters.
          2.8 Material Changes in Business Practices.
               (a) Subject to the right of EOI as licensed operator of the Facilities to exercise ultimate responsibility, authority and control over operations and activities of the Facilities, EOI agrees to consult with EquaGen prior to taking any action that could reasonably be expected to have a material impact on EquaGen’s ability to perform its duties under this Agreement, including:
     (i) Material changes to EOI’s operations, maintenance policies and practices, technical and safety policies and procedures or other operating procedures and practices;
     (ii) Material changes in capital or operating expenditures with respect to the Facilities;
     (iii) Material changes in procurement practices, inventory controls and related matters;

     (iv) Material legal or regulatory proceedings; and
     (v) Material changes in plant safety and security policies and practices.
               (b) EquaGen agrees to consult with EOI prior to EquaGen taking any action that could reasonably be expected to have a material impact on its ability to provide services to EOI under this Agreement, including:
     (i) Material changes to EquaGen’s operations, maintenance policies and practices, technical and safety policies and procedures or other operating procedures and practices;
     (ii) Material legal or regulatory proceedings; and
     (iii) Material changes in its financial position.
ARTICLE 3
SCOPE OF FIELD AND
MAINTENANCE SERVICES
     3.1 General.
          (a) Upon request by EOI, EquaGen shall provide EOI with Field and Maintenance Services that EquaGen or any wholly-owned subsidiary of EquaGen is capable of providing, provided however, that the needs of EquaGen, ENOI or its customers other than EOI shall take precedence over the requests of EOI for such services.
          (b) Upon request by EquaGen, EOI shall provide EquaGen with Field and Maintenance Services that EOI is capable of providing, provided however, that the needs of EOI and the Regulated Affiliates for such services shall take precedence over the requests of EquaGen for such services.
     3.2 ENOI Field Personnel and EOI Field Personnel.
          (a) As part of the performance of Field and Maintenance Services for EOI on behalf of EquaGen, ENOI Field Personnel shall be subject to Applicable EOI Policies and under the overall direction and ultimate control of EOI (through the EOI CEO and the EOI Board), to the same extent as EOI employees. Further, ENOI Field Personnel shall direct the employees of EOI and its contractors, and be subject to direction by other such employees or contractors, as necessary for the performance of such Field and Maintenance Services.
          (b) As part of the performance of Field and Maintenance Services for EquaGen on behalf of EOI, EOI Field Personnel shall be subject to Applicable EquaGen Policies and under the overall direction and ultimate control of EquaGen to the same extent as EquaGen’s employees. Further, EOI Field Personnel shall direct, the employees of EquaGen, its wholly-owned subsidiaries, contractors or parties to whom it has agreed to provided services, and be subject to direction by other such employees or contractors, as necessary for the performance of such Field and Maintenance Services.
          (c) EquaGen (or a wholly-owned subsidiary with respect to ENOI Field Personnel who are not direct employees of EquaGen), and not EOI, shall be solely responsible for: (a) payment of wages or salary or other compensation for ENOI Field Personnel, (b) as applicable, withholding and payment of federal, state and local individual income taxes, FICA, and other taxes and applicable amounts with respect to any payment made to such ENOI Field Personnel, and (c) providing to ENOI Field Personnel, as applicable, all pension, welfare and other employment-related benefits. At no time during the performance of this Agreement shall any ENOI Field Personnel be an employee of EOI, nor shall any such individual or entity be eligible to receive any employee compensation or employment-related benefits that EOI or its parent company may offer or sponsor.
          (d) EOI, and not EquaGen, shall be solely responsible and liable for: (a) payment of wages or salary or other compensation for EOI Field Personnel, (b) as applicable, withholding and payment of federal, state and local individual income taxes, FICA, and other taxes and applicable amounts with respect to any payment made to such EOI Field Personnel, and (c) providing to EOI Field Personnel, as applicable, all pension, welfare and other employment-related benefits. At no time during the performance of this Agreement shall any EOI Field Personnel be an employee of EquaGen, nor shall any such individual or entity be eligible to receive any employee compensation or employment-related benefits that EquaGen may offer or sponsor.
          (e) Notwithstanding other provisions of this Agreement, and solely for purposes of providing statutory immunity from tort suit under La. R.S. 23:1061, it is the Parties’ intention that ENOI Field Personnel shall have status as statutory employees of EOI or similar designation under applicable state law as necessary to reduce exposure of EOI to general tort and other liability, while the ENOI Field Personnel are working at, or performing work in support of, the Facilities. For all other purposes, the Parties intend that EquaGen or ENOI shall be the sole employer of all ENOI Field Personnel working at, or in support of, the Facilities. EOI will have no employment relationship with such employees.
          (f) Notwithstanding other provisions of this Agreement, it is the Parties’ intention that EOI Field Personnel shall have status as statutory employees of ENOI or third parties to whom EquaGen is providing services for purposes of providing statutory immunity from tort suit under La. R.S. 23:1061 or similar designation under applicable state law as necessary to reduce the exposure of ENOI and such third parties to general tort and other liability, while the EOI Field Personnel are working at, or performing work in support of, plants operated or owned by ENOI or such third parties. For all other purposes, the Parties intend that EOI shall be the sole employer of all EOI Field Personnel working at, or in support of, such plants. Neither ENOI nor EquaGen will have any employment relationship with such employees.
ARTICLE 4
MAINTENANCE OF SEPARATE LABOR RELATIONS, BENEFITS AND HUMAN RESOURCES STAFFS
          4.1 Separate Labor Relations, Benefits and Human Resources Staffs.
     The Parties agree that, except as may be specifically provided in separate agreements, EOI and EquaGen’s wholly-owned subsidiary ENOI shall have entirely separate managers, directors and other employees responsible for human resources, benefits, and labor relations. Those individuals will be supervised by and report to executives with the employer-entity that they serve. There will be no reporting relationship between, direction of, or control of ENOI labor relations, benefits and human resources executives, one the one hand, and Entergy corporate or EOI labor relations, benefits and human resources executives, on the other.
ARTICLE 5
SERVICES PROVIDED TO OTHERS AND RESPONSIBILITY FOR PAYMENT
          5.1 Services Provided to or by Others.
               (a) It is understood that Support Services or Field and Maintenance Services provided by or on behalf of EquaGen pursuant to this Agreement may be provided directly or indirectly to a Regulated Affiliate.
               (b) It is understood that Field and Maintenance Services provided by EOI pursuant to this Agreement may be provided directly or indirectly to (i) an entity involved in the management, ownership or operation of the nuclear generating facilities owned by subsidiaries of Enexus, or (ii) the owners or operators of third party nuclear generating facilities to whom EquaGen or one of its subsidiaries has agreed to provide services.
               (c) Notwithstanding subsections (a) or (b) above, (i) EOI shall have the sole obligation to pay for all services provided by or on behalf of EquaGen pursuant to this Agreement, and (ii) EquaGen shall have the sole obligation to pay for all services provided by or on behalf of EOI pursuant to this Agreement.

ARTICLE 6
ACCESS TO FACILITIES AND INFORMATION, AUDITS AND REGULATORY ACCESS
          6.1 Access to Facilities.
     EOI agrees that, subject to nondisclosure restrictions as may be imposed by preexisting contracts and applicable legal requirements, it will provide access to the Facilities, its personnel, its books, records, studies, reports, contracts, data and other information to the extent reasonably necessary for EquaGen to provide the Support Services and the Field and Maintenance Services pursuant to this agreement. EquaGen agrees that, subject to nondisclosure restrictions as may be imposed by preexisting contracts and applicable legal requirements, it will provide access to the nuclear generating facilities operated by ENOI or third parties and relevant personnel, books, records, studies, reports, contracts, data and other information to the extent reasonably necessary for EOI to provide Field and Maintenance Services pursuant to this Agreement. Each Party agrees that all confidential, non-public information to which it is provided access during the term of this Agreement shall remain the property of the disclosing Party or the entity producing such information and shall not be used other than to the extent necessary for the performance of obligations under this Agreement, nor shall it be disclosed to third parties, except as permitted by ARTICLE 15 of this Agreement.
          6.2 Audits.
               (a) Each Party shall maintain complete books and records regarding all costs and other information involved in the provision of services pursuant to this Agreement.
               (b) Each Party shall have the right, at its own expense, to conduct, or have conducted by an independent accounting firm, audits of the other Party’s books and records that relate to costs charged by such Party or other matters arising under this Agreement. In furtherance of this audit right, upon reasonable notice each Party shall make available to the other Party or its independent accounting firm all relevant accounting and financial books and records as may be requested by the other Party. A Party to whom an audit request is directed shall make commercially reasonable efforts to obtain from any of its subcontractors or suppliers such supporting documentation as the other Party may request.
          6.3 Regulatory Access.
     EquaGen agrees that as reasonably requested by EOI it shall allow any retail regulatory commission having jurisdiction over an operating utility owned by Entergy (“Utility Commission”) to conduct audits of EquaGen’s books and records relating to costs charged by EquaGen or other matters arising under this Agreement. Further, EquaGen agrees that as part of the Support Services it shall cause Support Personnel to appear as witnesses in Utility Commission proceedings as reasonably requested by EOI.

ARTICLE 7
FEES, CHARGES AND PAYMENTS
          7.1 Fees and Charges.
     As required by some or all of the State and Municipal Settlements and the FERC Requirements:
               (a) EOI shall pay charges to EquaGen for Support Services and Field and Maintenance Services provided pursuant to this Agreement in an amount equal to the lower of the fully allocated cost or the market price of providing such services and as otherwise provided in Exhibit D.
               (b) EquaGen shall pay charges to EOI for Field and Maintenance Services provided pursuant to this Agreement in an amount equal to (i) the fully-allocated cost of providing such services, plus (ii) 5% of such fully-allocated cost, and as otherwise provided in Exhibit D.
          7.2 Payments.
     On or before the 15th day after the end of each calendar month each Party shall render to the other Party a bill for services provided in the previous month. The Parties shall net such amounts against each other, and the Party having a balance owed to the other Party shall deposit the amount owed into the other Party’s bank account on or before the 10th day following the rendering of such bill. All payments shall be by wire transfer to the account as provided in Exhibit E.
ARTICLE 8
RESPONSIBILITY FOR COSTS
          8.1 Facility Costs.
     The Parties understand and agree that as between the Parties, EOI, as the NRC licensed operator of the Facilities, is and shall remain responsible for all costs associated with the ownership, operation and maintenance of the Facilities, including costs of capital improvements and additions at the Facilities. All authorizations for expenditures made by Support Personnel in connection with the Facilities shall be made in their role as EOI officers or agents and in accordance with Applicable EOI Policies, including without limitation, expenditure and budget limitations and procurement policies. Subject to the provisions of ARTICLE 12 and other applicable provisions of this Agreement, neither EquaGen nor any of its subsidiaries or any of their officers or employees (including the Support Personnel) shall incur any independent or individual liability for Facility costs, debts, or other obligations of EOI arising from the operations of or other activities at the Facilities.
ARTICLE 9
TERM AND TERMINATION
          9.1 Term.
     The initial term of this Agreement shall commence as of the the distribution of the common stock of Enexus to Entergy shareholders, and, unless sooner terminated as allowed by this ARTICLE 9, shall expire upon the expiration of the last Operating License in effect for any Facility, including any extension or renewal of such license term by the NRC.
          9.2 Termination Because of Governmental or Judicial Acts.
     If any term or provision of this Agreement (other than the provisions in this ARTICLE 9 dealing with termination as a result of bankruptcy or insolvency) should be declared invalid or unenforceable by a court of competent jurisdiction or by other governmental or regulatory action, policy or order, and if performance of material obligations hereof by either Party is thereby prohibited or substantially impaired by any such action, policy or order (including, without limitation, any action, policy or order to the effect that the execution or performance of this Agreement will result in modification or transfer of any of the Operating Licenses), the Parties agree that, to the extent practical, they will renegotiate this Agreement in good faith to permit this Agreement to be performed or the terms to be implemented as close as possible to the original intent in a manner that will be consistent with the relevant action, policy or order. However, if such renegotiation is not possible or practical, or if the Parties cannot reach agreement on the terms of the revised agreement, either Party may terminate this Agreement by providing the other Party written notice of termination in which case this agreement shall terminate upon expiration of the Transition Period or such shorter period for the effective date of termination as may be required by law. In the event of termination pursuant to this Section 9.2, neither Party shall have further obligations hereunder except as expressly provided otherwise in this Agreement.
          9.3 Termination for Cause.
     Either Party may by written notice terminate this Agreement for cause for the following reasons:
               (a) Failure by the other Party to make a payment that is due and payable which failure is not remedied within 30 days of receiving notice thereof;

               (b) Breach of any nonpayment obligations under this Agreement in any material respect which breach is not cured to the satisfaction of the non-breaching Party within 30 days of receiving notice thereof;
               (c) Breach by the other Party of its representations or warranties which breach is not cured to the satisfaction of the non-breaching Party within 30 days of receiving notice thereof;
               (d) Commencement of voluntary or involuntary bankruptcy, insolvency or similar proceeding by or against the other Party which proceeding is not dismissed within 60 days of its commencement or the appointment of a receiver or trustee for either Party or a substantial part of its assets, if such receiver or trustee is not discharged within 60 days.
If a notice of termination is sent pursuant to subsection (a), this Agreement shall terminate immediately upon receipt of such notice. If a notice of termination is sent pursuant to Subsection (b), (c), or (d) following expiration of the applicable cure period this Agreement shall terminate upon the expiration of the Transition Period.
          9.4 Termination Resulting From Compliance Event.
               (a) EquaGen may terminate this Agreement for cause as provided in this section if (i) the Chief Nuclear Officer (or equivalent officer of EquaGen) recommends to EOI a corrective action consistent with Good Utility Practices, Applicable Laws, and Applicable Permits, regarding identified deficiencies likely to result in specific and identified material adverse consequences to a Facility or its operations; and (ii) EOI acts or fails to take reasonable actions in a manner that (A) constitutes Willful Misconduct or Gross Negligence, (B) violates Applicable Laws or Applicable Permits, and (C) results in an immediate threat of (1) injury to persons or (2) criminal sanctions.
               (b) If a cause for termination as defined in subsection (a) above has occurred (a “Compliance Event”), EquaGen shall provide written notice to EOI specifying its basis for belief that such Compliance Event has occurred and that EquaGen intends to terminate this Agreement, unless the Compliance Event is cured within 30 days of the written notice of intent to terminate. If after such 30-day cure period the Compliance Event has not been corrected, or if the Parties agree in writing that a longer period of time will be allowed in order to allow the Compliance Event to be corrected and the Compliance Event is not so corrected within such longer period of time, then EquaGen may thereafter terminate this Agreement for cause by sending a notice of termination and without payment of any termination charge. Such termination shall take effect upon the expiration of the Transition Period or at such earlier point in time as may be agreed by the Parties. A dispute by EOI of EquaGen’s determination that a Compliance Event has occurred may be instituted by EOI pursuant to ARTICLE 16, but such dispute shall not delay EquaGen’s right to terminate as provided herein; nor will such termination of the Agreement preclude a determination that such termination was wrongful or other resolution of the dispute pursuant to ARTICLE 16.
          9.5 Reduction of Services; Termination for Convenience.
               (a) EOI shall have the right for its own convenience and upon six months’ written notice to reduce or cease taking specific Support Services provided by EquaGen. EquaGen shall not have any obligation to recommence providing such Support Services once they have been terminated by EOI.
               (b) EOI shall have the right for its own convenience upon written notice to terminate this Agreement in its entirety. In such instances this Agreement shall terminate after the completion of the Transition Period.
          9.6 Non-Exclusive Remedy.
     If either Party provides a notice of termination to the other under this ARTICLE 9, all provisions of this Agreement, and all rights and obligations of the Parties hereunder, will continue in full force and effect from and after the date of the notice of termination until the effective date of termination, including any right, remedy or liability resulting from nonperformance or other breach of the Agreement that occurs prior to the effective date of termination. The rights to terminate set out in this ARTICLE 9 are in addition to any other right or remedy provided under this Agreement, or now or hereafter existing at law or in equity or by statute, and the exercise of said rights shall not be deemed as a waiver or relinquishment by the terminating Party of any of its other rights, or remedies, including any right to recover damages for any breach of this Agreement or for any unperformed balance, subject to the limitations in ARTICLE 12. Any dispute regarding grounds for termination and the application of this ARTICLE 9 or for damages recoverable as a result of a breach of this Agreement shall be subject to ARTICLE 16, regardless of whether the dispute is instituted prior or subsequent to the effective date of termination. Further to the foregoing:
               (a) In any termination, each Party shall pay the other Party for Support Services and Field and Maintenance Services provided prior to the termination date;
               (b) In the event of a reduction in Support Services or a termination of this Agreement by EOI for convenience, EOI shall reimburse EquaGen for all reasonable demobilization costs actually incurred by EquaGen as a result of such reduction up to an amount not to exceed $___. EquaGen shall use all reasonable efforts to minimize the incurrence of such demobilization costs. For the avoidance of doubt, reasonable demobilization costs shall include those types of costs specified on Exhibit F;

               (c) If either Party terminates for cause, the terminating Party shall have no liability to the other Party upon termination, except for the payments set forth in (a) above; in addition, the terminating Party shall have the right to recover damages for any breach of the Agreement or for any unperformed balance, subject to the limitations on liability set forth in the Agreement; and
               (d) If either Party terminates pursuant to Section 9.2 neither Party shall have any liability to the other Party upon termination, except for the payments set forth in (a) above.
          9.7 Transition.
     During the Transition Period, the Parties shall work in mutual, good faith to ensure a smooth transition to the operation by the Parties and their affiliates of their businesses without this Agreement being in effect.
ARTICLE 10
FORCE MAJEURE
          10.1 Effect of Force Majeure.
               (a) As used in this ARTICLE 10, the term “Force Majeure” shall mean any cause or causes not reasonably within the control of either Party, occurring without the fault or negligence of such Party, and the effects of which could not have been avoided by such Party through the exercise of reasonable diligence, including, without limitation by enumeration, acts of God, acts of the public enemy, inability to obtain or renew a necessary license, permit or approval, acts of military authorities, acts of local, state or federal agencies or regulatory bodies (including acts mandating the termination or delay of performance under this Agreement), court actions, arrests or restraints.
               (b) If because of Force Majeure, a Party is unable to carry out its obligations (other than the obligation to make a payment) as provided for pursuant to this Agreement, and upon such Party giving written notice to the other Party of such Force Majeure, then such Party’s obligation to perform shall be suspended from and after the date of the notice to the extent made necessary by such Force Majeure and during its continuance. The notice shall specify the nature of the Force Majeure, the obligation which such Party is unable to perform or furnish due to Force Majeure, and such Party’s best estimate of the probable duration of the Force Majeure. Each Party shall use its best efforts to avoid or eliminate such Force Majeure insofar as possible with a minimum of delay and to resume performance as soon as and to the extent possible

ARTICLE 11
INSURANCE AND NUCLEAR LIABILITY PROTECTION
          11.1 Coverage by EquaGen.
               (a) Without limiting any obligations or liabilities of EquaGen under this Agreement, EquaGen shall provide and maintain with respect to the services it provides during the course of the Agreement at its own expense, without direct reimbursement, insurance coverage in forms and amounts which EquaGen believes will adequately protect it, but in no case less than:
     (i) Workers’ Compensation Insurance, and such insurance shall be in accordance with all applicable state, federal, and maritime laws, including Employer’s Liability Insurance in the amount of $1,000,000 each accident, $1,000,000 disease policy limit and $1,000,000 disease each employee.  Policy shall be endorsed to include a waiver of subrogation in favor of EOI, its Owners and affiliated and associated companies.  This coverage shall be maintained regardless of the number of employees employed by EquaGen or the type of work performed.
     (ii) Commercial General Liability Insurance including Contractual Liability Coverage covering liability assumed under this Agreement, Products/Completed Operations Coverage, Broad Form Property Liability Coverage, and Personal Injury Coverage in the amount of $1,000,000 per occurrence / $2,000,000 general aggregate for Bodily Injury and Property Damage. Coverage to include the Underground Collapse and Explosion Hazards if applicable.
     (iii) Commercial Automobile Liability Insurance including all owned, hired, leased, and/or non-owned vehicles, with a combined single limit of $1,000,000 per accident.
     (iv) If services hereunder are professional in nature, Errors and Omissions Liability Insurance as may be appropriate and available in an amount not less than $3,000,000 per claim, covering claims or damages because of injury or damages arising out of any act, error or omission of EquaGen in the rendering of professional services.
     (v) Excess Liability Coverage to provide excess of paragraphs (i) Employer’s Liability, (ii), (iii) and (iv) above in the amount of $20,000,000 per occurrence.

               (b) EquaGen insurance policies required in paragraphs (a)(ii), (a)(iii) and (a)(v) above, shall name EOI, its Owners and affiliated and associated companies as Additional Insured with respect to EquaGen’s liability arising from this Agreement.  EquaGen hereby waives all rights of recourse, including any right to which another may be subrogated, against EOI, its Owners and affiliated and associated companies for personal injury, including death, and property damage
               (c) All of EquaGen policies of insurance shall be primary and noncontributing with any insurance maintained by EOI, its Owners and affiliated and associated companies.  Policies are to provide EOI with 30 days’ prior written notice of cancellation or any material adverse change in conditions. Policies are to be written by insurers that carry a minimum A.M. Best Rating of A: VII.
               (d) EquaGen shall endeavor to provide EOI with Certificates of Insurance issued to EOI, as the Certificate Holder, evidencing coverage currently in effect upon execution and for the duration of this Agreement
               (e) EquaGen shall require any subcontractor providing services under this Agreement to carry insurance coverage in a form and amount consistent with the requirements of this Section 11.1.  EquaGen shall obtain Certificates of Insurance evidencing such coverage’s prior to the commencement of work by the subcontractor and shall present such Certificates to EOI upon request.
               (f) EquaGen may choose to self-insure the insurance required above as long as all insurance mechanisms which protect or are intended to protect EOI, including additional insured status, waiver of subrogation and waiver of rights of recovery remain enforceable and available for EOI’s benefit. All amounts of self-insured retentions and insurance deductibles for the insurance required herein are the responsibility of EquaGen.
          11.2 Nuclear Liability and Property.
     At no cost to EquaGen, EOI will maintain or cause to be maintained nuclear liability financial protection, nuclear decontamination and property damage insurance and government indemnification of nuclear liability arising from the operation and maintenance of the Facilities, in forms and amounts required by the NRC. The required nuclear liability financial protection and government indemnification shall comply with the requirements of 10 CFR §140. EOI will maintain or cause to be maintained, nuclear decontamination and property insurance for properties at the Facilities in compliance with 10 CFR §50. EOI further agrees that EquaGen shall not have any liability to EOI or its insurers for nuclear damage to any property located at the Facilities. As used herein, “nuclear damage” means any loss, damage, or loss of use, which, in whole or in part is caused by, arises out of, results from or is in any way related, directly or indirectly, to the hazardous properties of source, special nuclear or by-product material, as those materials are defined in the Atomic Energy Act of 1954, as amended. In all of the above cases,

EOI shall be a named insured with the first named insured being the NRC-licensed owners of the Facilities.
          11.3 Contract Nuclear Officer.
     EOI agrees that, at all times during the term of this Agreement, the Contract Nuclear Officer shall be included as an insured under any Directors’ and Officers’, Fiduciary Liability and Crime insurance policies maintained by EOI.
          11.4 Coverage by EOI.
               (a) Without limiting any obligations or liabilities of EOI under this Agreement, EOI shall provide and maintain with respect to the services it provides during the course of the Agreement at its own expense, without direct reimbursement, insurance coverage in forms and amounts which EOI believes will adequately protect it, but in no case less than:
     (i) Workers’ Compensation Insurance, and such insurance shall be in accordance with all applicable state, federal, and maritime laws, including Employer’s Liability Insurance in the amount of $1,000,000 each accident, $1,000,000 disease policy limit and $1,000,000 disease each employee.  Policy shall be endorsed to include a waiver of subrogation in favor of EquaGen, its Owners and affiliated and associated companies.  This coverage shall be maintained regardless of the number of employees employed by EOI or the type of work performed.
     (ii) Commercial General Liability Insurance including Contractual Liability Coverage covering liability assumed under this Agreement, Products/Completed Operations Coverage, Broad Form Property Liability Coverage, and Personal Injury Coverage in the amount of $1,000,000 per occurrence / $2,000,000 general aggregate for Bodily Injury and Property Damage. Coverage to include the Underground Collapse and Explosion Hazards if applicable.
     (iii) Commercial Automobile Liability Insurance including all owned, hired, leased, and/or non-owned vehicles, with a combined single limit of $1,000,000 per accident per accident.
     (iv) If services hereunder are professional in nature, Errors and Omissions Liability Insurance as may be appropriate and available in an amount not less than $3,000,000 per claim, covering claims or damages because of injury or damages arising out of any act, error or omission of EOI in the rendering of professional services.
     (v) Excess Liability Coverage to provide excess of paragraphs (i) Employer’s Liability, (ii) (iii) and (iv) above in the amount of $20,000,000 per occurrence
               (b) EOI insurance policies required in paragraphs (a)(ii), (a)(iii) and (a)(v) above, shall name EquaGen, its Owners and affiliated and associated companies as Additional Insureds with respect to EOI’s liability arising from this Agreement.  EOI hereby waives all rights of recourse, including any right to which another may be subrogated, against EquaGen, its Owners and affiliated and associated companies for personal injury, including death, and property damage
               (c) All of EOI policies of insurance shall be primary and noncontributing with any insurance maintained by EquaGen, its Owners and affiliated and associated companies.  Policies are to provide EquaGen with 30 days’ prior written notice of cancellation or any material adverse change in conditions. Policies are to be written by insurers that carry a minimum A.M. Best Rating of A: VII.
               (d) EOI shall endeavor to provide EquaGen with Certificates of Insurance issued to EquaGen, as the Certificate Holder, evidencing coverage currently in effect upon execution and for the duration of this Agreement
               (e) EOI shall require any subcontractor providing services under this Agreement to carry insurance coverage in a form and amount consistent with the requirements of this Section 11.4.  EOI shall obtain Certificates of Insurance evidencing such coverage’s prior to the commencement of work by the subcontractor and shall present such Certificates to EquaGen upon request.
               (f) EOI may choose to self-insure the insurance required above as long as all insurance mechanisms which protect or are intended to protect EquaGen, including additional insured status, waiver of subrogation and waiver of rights of recovery remain enforceable and available for EquaGen’s benefit. All amounts of self-insured retentions and insurance deductibles for the insurance required herein are the responsibility of EOI.
          11.5 Relationship of Insurance Coverage and Indemnity Obligations
     Each Party intends that its insurance coverage shall apply to its indemnity and defense obligations set forth in ARTICLE 12, but that such indemnity and defense obligations shall not be limited to the minimum limits of insurance set forth above and instead shall be limited in accordance with ARTICLE 12.
ARTICLE 12
LIMITATIONS ON LIABILITY, FIDUCIARY DUTIES AND INDEMNIFICATION
          12.1 Warranty.
     Each Party (“Warranting Party”) warrants to the other Party that the services the Warranting Party provides and the services provided on its behalf by its subsidiaries and contractors will be performed in a manner consistent with Good Utility Practices, Applicable Laws, Applicable Permits, and the other Party’s policies and this Agreement.
          12.2 Remedy.
     If a Party breaches the warranty provided in Section 12.1, the other Party may at its option require the breaching Party to correct or re-perform such services at such Party’s sole cost; provided that the cost of such correction or re-performance to be borne by the breaching Party shall be capped at the total of net payments for services received by the breaching Party during the six-month period preceding the event giving rise to correction or re-performance, and any additional cost shall be borne by the Party receiving the benefit of warranty. A Party’s right to require such correction or re-performance, and any liability under a breaching Party’s indemnification obligations, shall be the exclusive remedies available to a non-breaching Party for deficient performance where such Party is not enforcing its rights, if any, to terminate this Agreement, and shall be in lieu of any claim for monetary damages.
          12.3 Indemnity.
               (a) EquaGen indemnifies EOI, including its affiliates, personnel, officers, directors, employees and agents (“EOI Indemnified Party”) for all claims, expenses (including reasonable attorneys’ fees), losses, liabilities, or damages of any kind whatsoever brought by the employees of EquaGen or those of its subsidiaries or contractors providing services on the EquaGen’s behalf (including employment and benefit claims) that arise out of services provided by EquaGen to EOI pursuant to this Agreement, except (i) in instances covered by insurance obtained by EOI but only to the extent of coverage by such insurance; and (ii) instances involving discrimination, harassment, defamation or other intentional torts by an EOI Indemnified Party.
               (b) EquaGen indemnifies each EOI Indemnified Party for all claims by the EOI Indemnified Party arising out of EquaGen’s wrongful termination of this Agreement or acts or omissions of EquaGen’s own employees, subsidiaries or contractors providing service on EquaGen’s behalf that constitute Willful Misconduct or Gross Negligence. This indemnity excludes claims arising out of nuclear incidents or nuclear energy hazards and is capped at the total of net payments for services received by EquaGen from EOI during the six-month period preceding the event giving rise to indemnification.
               (c) EOI indemnifies EquaGen, including its affiliates, personnel, officers, directors, employees and agents (“EquaGen Indemnified Party”) for all claims, expenses (including reasonable attorneys’ fees), losses, liabilities, or damages of any kind whatsoever brought by the employees of EOI or those of its subsidiaries or contractors providing services on EOI’s behalf (including employment and benefit claims) that arise out of services provided by EOI to EquaGen pursuant to this Agreement, except (i) in instances covered by insurance obtained by EquaGen but only to the extent of coverage by such insurance; and (ii) instances involving discrimination, harassment, defamation or other intentional torts by an EquaGen Indemnified Party.
               (d) EOI indemnifies each EquaGen Indemnified Party for all claims by the EquaGen Indemnified Party arising out of EOI’s wrongful termination of this Agreement or acts or omissions of EOI’s own employees, subsidiaries or contractors providing service on EOI’s behalf that constitute Willful Misconduct or Gross Negligence. This indemnity excludes claims arising out of nuclear incidents or nuclear energy hazards and is capped at the total of net payments for services received by EOI from EquaGen during the six-month period preceding the event giving rise to indemnification.
          12.4 Defense of Indemnified Claims.
               (a) If either EOI or EquaGen, or any other person entitled to indemnification pursuant to any indemnification covenant contained in this Agreement (an “Indemnitee”) receives notice of any claim, or of the commencement of any action or proceeding by a person other than a Party with respect to which either EOI or EquaGen is obligated to provide indemnification (the “Indemnitor”), the Indemnitee shall promptly give the Indemnitor written notice of such claim, action or proceeding. The notice shall specify, if known, the amount or an estimate of the amount of liability arising from the claim, action or proceeding.
               (b) The Indemnitee shall permit the Indemnitor to assume the defense of any such claim, action or proceeding; provided that counsel for the Indemnitor, who shall conduct the defense of the claim, action or proceeding, shall be approved by the Indemnitee, whose approval shall not be unreasonably withheld. Notwithstanding the foregoing, (i) if the Indemnitee reasonably determines that there may be a conflict between the positions of the Indemnitor and the Indemnitee in connection with the claim, action, or proceeding, or that there may be legal defenses available to the Indemnitee different from or in addition to those available to the Indemnitor, then counsel for the Indemnitee shall be entitled to conduct a defense to the extent reasonably necessary to protect the interests of the Indemnitee, and (ii) in any event, the Indemnitee shall be entitled, at its own cost and expense, to have Indemnitee’s counsel participate in, though not conduct, the defense.

               (c) The Indemnitor shall not, except with the consent of each Indemnitee, consent to the entry of any judgment, or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnitee a release from all liability in respect of the claim, action or proceeding. The Indemnitee shall not settle or compromise any claim, action or proceeding for which it asserts a right to indemnification without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld.
          12.5 Dual Status of Contract Nuclear Officer.
     EOI acknowledges that the Contract Nuclear Officer, while acting as an officer of EOI, is intended to and will remain an employee and officer of EquaGen, and agrees that such dual status, in and of itself, shall not give rise to any liability for monetary damages arising from breach of duty to EOI by any such Contract Nuclear Officer, and that EOI shall indemnify and hold harmless the Contract Nuclear Officer from and against any such liability for monetary damages arising solely from the intended dual status.
          12.6 Survival.
     The provisions of this ARTICLE 12 shall specifically survive the expiration or termination of this Agreement for any reason.
          12.7 Disclaimer of Warranties; Manufacturers’ Warranties.
     EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO WARRANTIES OF ANY KIND, WHETHER STATUTORY, WRITTEN, ORAL OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, SHALL APPLY TO SUPPORT SERVICES OR FIELD AND MAINTENANCE SERVICES PERFORMED HEREUNDER. Any goods or equipment that EOI may purchase, lease or borrow from EquaGen, ENOI or the owner of a nuclear generating pant operated by ENOI shall be covered by warranty provisions, if any, to be agreed upon in separate procurement documents issued at the time of such acquisition.
          12.8 Limitation of Liability.
     Neither Party, nor any of its agents, subcontractors, representatives, employees, officers, or directors, shall be liable under this Agreement to the other Party, or the other Party’s agents, subcontractors, or customers, for any indirect, special, punitive, incidental or consequential damages, including, without limitation, (1) loss of profits or business opportunities, (2) damages suffered as a result of the loss of the use of the Facilities or equipment, (3) cost of purchased or replacement power (including any differential in fuel costs), (4) cost of capital, (5) damage to reputation, (6) damage to credit worthiness or credit standing, or (7) diminution of stock price or value, with respect to any claim based on or in any way connected with this Agreement, whether arising in contract (including, without limitation, breach of warranty), tort (including, without limitation, negligence, strict liability or breach of fiduciary duty), under the laws of real property, or under any other legal or equitable theory and regardless as to whether either or both of the Parties knew or should have known of the possibility of such damages.
ARTICLE 13
COMPLIANCE WITH LAWS, REGULATIONS AND SITE REQUIREMENTS
          13.1 General.
     Both Parties shall observe and comply with all applicable Facility health, safety and security rules, programs or procedures and shall abide by all Applicable Laws and Applicable Permits in connection with services provided pursuant to this Agreement.
          13.2 Energy Reorganization Act.
     Without limiting the generality of Section 13.1 above, both Parties specifically agree to comply with Section 211 of the Energy Reorganization Act of 1974, as amended (the “Act”), which prohibits NRC licensees and their contractors and subcontractors from discharging or otherwise discriminating against any employee engaging in protected activities described in the Act. If either Party’s employees, agents, subcontractors or suppliers file a complaint with the Department of Labor pursuant to the provisions of Section 211 of the Act and if such complaint is made either directly or indirectly in connection with the services performed pursuant to this Agreement, then the Party first receiving notice of such complaint shall promptly notify the other Party of the complaint and the Parties shall keep each other advised as to all significant developments regarding such complaint. Both Parties further agree that neither Party will enter into any agreement affecting compensation, terms, conditions and privileges of employment, including any agreement to settle a complaint filed by an employee with the Department of Labor pursuant to Section 211 of the Act, that contains any provisions prohibiting or otherwise discouraging an employee from providing the NRC with information on hazardous conditions, potential violations or any other matters within the NRC’s regulatory responsibilities.
ARTICLE 14
REPRESENTATIONS AND WARRANTIES
          14.1 Representations of EquaGen.
     EquaGen hereby represents and warrants to EOI that, as of the date of execution of this Agreement:
               (a) EquaGen is a limited liability company, duly organized and existing in good standing under the laws of the State of Delaware and duly qualified to do business as a foreign limited liability company in the State of ___.

               (b) EquaGen has taken all corporate or company action necessary to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.
               (c) This Agreement, including without limitation the indemnity and limitation of liability provisions, has been duly authorized, executed and delivered and, to the best of EquaGen’s knowledge, constitutes the valid and binding obligation of EquaGen, enforceable against EquaGen in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally.
               (d) The execution and delivery of this Agreement and the performance by EquaGen of its obligations hereunder will not violate any contract to which EquaGen or any of its affiliated companies is a party, or any law, order, judgment or decree of any federal, state or local court.
               (e) The execution and delivery of this Agreement and the performance by EquaGen of its obligations hereunder do not require the approval of any Governmental Authority or any other action or filing under Applicable Laws that has not been obtained or made prior to the execution of this Agreement.
               (f) Other than as previously disclosed to EOI, there are no actions, suits, or proceedings pending or threatened against EquaGen before any federal, state, local or other governmental department, regulatory agency or judicial body that would, if decided adversely, have a material adverse effect on EquaGen, its business or its ability to perform this Agreement.
          14.2 Representations of EOI.
     EOI hereby represents and warrants to EquaGen that, as of the date of execution of this Agreement:
               (a) EOI is a corporation, duly organized and existing in good standing under the laws of the State of ___ and duly qualified to do business as a foreign corporation in the States of ___.
               (b) EOI has taken all corporate action necessary to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.

               (c) This Agreement, including without limitation the indemnity and limitation of liability provisions, has been duly executed and delivered by EOI and, to the best of EOI’s knowledge, constitutes the valid and binding obligation of EOI, enforceable against EOI in accordance with its terms, except as enforceability maybe limited by bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally.
               (d) The execution and delivery of this Agreement and the performance by EOI of its obligations hereunder will not violate any contract or agreement to which EOI is a party or any law, order, judgment or decree of any federal, state or local court.
               (e) The execution and delivery of this Agreement and the performance by EOI of its obligations hereunder do not require the approval of any Governmental Authority or any other action or filing under Applicable Laws that has not been obtained or made prior to the execution of this Agreement.
               (f) Other than as previously disclosed to EquaGen, there are no actions, suits or proceedings pending or threatened against EOI before any federal, state, municipal or any other governmental department, regulatory agency or judicial body that would if decided adversely have a material adverse effect on EOI, its business or its ability to perform this Agreement.
ARTICLE 15
CONFIDENTIALITY
          15.1 Nondisclosures, Restricted Data and Safeguards Information.
               (a) Each Party (the “Receiving Party”) shall maintain the confidentiality of all proprietary, non-public data and information relating to the business affairs of the other Party (the “Disclosing Party”) which the Receiving Party may have access to or receive from it. The Receiving Party shall treat all data, reports and other written documents developed by the Disclosing Party and provided to it as part of the services pursuant to this Agreement as the proprietary information of the Disclosing Party. The Receiving Party shall not publish or otherwise disclose to anyone outside of the Disclosing Party except to the Receiving Party’s affiliates, and its and their agents, subcontractors, attorneys or consultants who are under obligations of confidentiality, without the prior written consent of the Disclosing Party, and the Receiving Party shall not use (other than in connection with the performance by the Receiving Party and its affiliates and subcontractors of its obligations under this Agreement), any of the proprietary, non-public information provided to it by the Disclosing Party.
               (b) Each Party agrees that, unless otherwise required by law, it will not permit any person to have access to Restricted Data of the other Party, as defined in 42

U.S.C. § 2014(y), until and unless the Federal Office of Personnel Management shall have made an investigation and report to the NRC on the character, associations and loyalty of such person and the NRC shall have determined that permitting such person to have access to Restricted Data will not endanger the common defense and security.
               (c) Notwithstanding any other provision of this Agreement, any access to Safeguards Information, as defined in 10 C.F.R. § 73.2, shall be subject to the limitations and conditions of 10 C.F.R. § 73.21. Both Parties agree that any information provided under this Agreement will not be used or controlled in a manner that would (1) compromise any part of the safeguards plans for the Facilities or (2) otherwise be in contravention of Applicable Laws.
          15.2 Notification.
     The Parties further agree to notify each other of any requests by a third party, including any regulatory body, for the disclosure of any information to be treated as confidential pursuant to this ARTICLE 15 and to reasonably cooperate with each other in attempting to preserve the confidentiality of such information to the greatest extent consistent with applicable court orders, laws or regulations.
          15.3 Permitted Disclosures.
     Notwithstanding anything to the contrary herein, neither Party nor the employees of either of them shall be restricted in any way from providing safety or other information to the NRC on matters within the NRC’s regulatory responsibilities or from disclosing information to the extent required for compliance with Applicable Laws, participation in the Electric Utility Cost Group or PL-113. The Parties shall also be entitled to disclose the terms of this Agreement to financial institutions or insurance and bonding companies to the extent necessary to secure and enforce the insurance and other financial protection required under ARTICLE 11.
ARTICLE 16
DISPUTE RESOLUTION
          16.1 Voluntary Resolution.
     In order to avoid contentious litigation and to resolve any disputes as amicably as possible, the Parties agree that any dispute arising out of or relating to this Agreement that cannot be resolved between the Parties, whether in contract, tort, under statutory law, or otherwise, shall be resolved either (i) through discussion between the chief executive officers of the Parties (ii), voluntary non-binding mediation pursuant to Section 16.2 below, or other mutually agreed alternative dispute resolution methods, or (iii) failing resolution through steps (i) and (ii), by litigation. Either Party may commence the process of dispute resolution by written notice to the other of the matter in dispute and providing a written description of the Party’s position with respect to the dispute. In the next 30 days following such notice, the officers described above, or their designees, shall use their best efforts to resolve the dispute. If, however, the Parties are unable to reach agreement after using their best and good faith efforts to resolve the dispute within such thirty-day period or such additional period as the Parties may agree, then either Party may initiate non-binding mediation proceedings in accordance with Section 16.2.
          16.2 Mediation.
     Either Party may notify the other Party that it desires to commence non-binding mediation following exhaustion of the executive resolution process described in Section 16.1 in accordance with the Model Procedure for Mediation of Business Disputes of the Center for Public Resources (CPR). The Parties will jointly appoint a mutually acceptable, independent and qualified mediator, who shall never have previously provided services to either of the Parties. The notice shall contain the name of one or more proposed independent, experienced mediators and a statement of the matter in dispute, including any remedies sought. The Party receiving such notice shall have 15 days to respond in writing, agreeing to a proposed mediator or proposing an alternate, independent mediator and designating any other matter for arbitration. If the Parties fail to mutually agree upon an independent, experienced mediator within 30 days after the response was received, the mediator shall be selected with assistance from the CPR. The selected mediator shall sign an engagement letter or agreement with both Parties explaining the scope of the mediation services to be performed and obligating EquaGen and EOI to share equally the mediator’s fees and expenses. The Parties agree to participate in good faith negotiations and mediation with the mediator for a period of at least 60 days after the mediation agreement has been executed and to schedule within 30 days from the date of execution of the mediation agreement with the mediator at least one meeting among both Parties and the mediator, at which meeting both Parties shall be entitled to present their positions and receive advice from the mediator.
          16.3 Location.
     The mediation shall be held at a location to be mutually agreed to in the mediation agreement with the mediator, and failing agreement between EOI and EquaGen shall be in Jackson, Mississippi.
          16.4 Cost.
     Each Party shall pay its own costs incurred in connection with mediation proceedings, except for the fees and expenses of the arbitrator, which shall be equally divided between the Parties.
          16.5 Litigation.

     If the Parties are not successful in resolving the dispute though mediation, then after the sixty day mediation period, either Party may seek an adjudicated resolution through an appropriate court in the State of Delaware having jurisdiction.
          16.6 Ongoing Duties and Rights.
     During the pendency of any alternative dispute resolution process pursuant to Section 16.1 or any mediation or litigation proceeding; pursuant to this ARTICLE 16, the Parties shall continue otherwise to perform their obligations under this Agreement. However, the commencement or pendency of such alternative dispute resolution processes or litigation proceedings shall not limit or suspend the availability of any other rights or remedies of the Parties under this Agreement, including, without limitation, the termination provisions of ARTICLE 9. If either Party would owe the other Party a balance pursuant to the netting provision of Section 7.2 but disputes the amount of the bill rendered by such other Party, it shall nevertheless pay such balance in accordance with Section 7.2, but such payment shall be subject to refund of any amount incorrectly billed plus interest from the date of payment as may be determined pursuant to the dispute resolution provisions of this ARTICLE 16.
ARTICLE 17
MISCELLANEOUS
          17.1 Governing Law.
     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, other than conflict of laws principles.
          17.2 Notice.
     All notices required to be given pursuant to this Agreement shall be in writing or made electronically or by facsimile if promptly confirmed in writing. Written notices shall be deemed to have been given when deposited in the United States mail, first class, postage pre-paid and, until written notice of a new address is given, shall be addressed as follows:
          If to EquaGen:
          With copy to:
          If to EOI:
          With copy to:

          17.3 Amendments.
     No amendment, modification or waiver of any term or provision of this Agreement shall be effective unless in writing and signed on behalf of both Parties by their authorized representatives.
          17.4 Titles and Headings.
     Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
          17.5 Exhibits.
     The Exhibits attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.
          17.6 Non-Waiver.
     The failure of either Party to insist upon or enforce, in any instance, performance by the other Party of any of the terms of this Agreement or to exercise any rights conferred herein shall not be construed as a waiver or relinquishment of its rights to assert or rely upon such terms or rights on any future occasion.
          17.7 Survival.
     Obligations of payment accrued prior to termination, indemnity, confidentiality, dispute resolution, limitations on liability and releases undertaken or provided pursuant to this Agreement shall survive termination or expiration of this Agreement.
          17.8 Assignment.
     This Agreement shall not be assigned in whole or in part by either Party without the prior written consent of the other Party.
          17.9 Relationship.

     Nothing in this Agreement shall be deemed or construed to create a partnership, joint venture or any similar relationship between EquaGen and EOI. EquaGen and EOI shall at all times act as, and be, independent contractors with respect to each other in connection with the services provided to each other under the terms of this Agreement. Nothing in this Agreement authorizes EquaGen or EOI to assume any duty or obligation the other may have under any collective bargaining agreements and such duties or obligations shall remain at all times the responsibility of EquaGen or EOI, respectively as may be required by the provisions of their own collective bargaining agreements.
          17.10 Third Party Beneficiary
     Except where an indemnity, promise or obligation is expressly stated to be for the benefit of a third party, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.
          17.11 Entire Agreement and Construction.
     This Agreement, including Exhibits A through C hereto, contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior oral or written agreements or understandings with respect to the subject matter hereof. In the event of any inconsistency or conflict between the text of this Agreement (excluding the Exhibits) and the Exhibits hereto, the text of this Agreement (excluding the Exhibits) shall govern.
          17.12 Severability.
     It is agreed that if any clause or provision of this Agreement is held by a competent court to be illegal or void, the validity of the remaining provisions of this Agreement shall not be affected, and the rights and the obligations of the Parties shall be enforced as if the Agreement did not contain such illegal or void provisions, but the Party’s obligations and rights under Section 9.2 shall also remain in affect.

          WITNESS WHEREOF, EOI and EquaGen have executed this Agreement effective as of the date first mentioned above.

ENTERGY OPERATIONS, INC.

By:

Title:

Date:

EQUAGEN, LLC

By:

Title:

Date: